Exhibit (d)(9)

Confidentiality Agreement

1st November 2024

This Mutual Non-Disclosure Agreement (the “Agreement”) is executed by and between Global Blue Group Holding AG (NYSE: GB) (together with its direct and indirect subsidiaries “Global Blue”) and Shift4 Payments Inc. (NYSE: FOUR) (together with its affiliates and subsidiaries, “Shift4”). Global Blue and Shift4 are hereinafter collectively referred to as the “Parties” and each a “Party”. The Party disclosing its Confidential Information (defined below) is referred to as the “Discloser” or “Disclosing Party”, and the Party receiving such Confidential Information is referred to as the “Recipient” or “Receiving Party”.

WHEREAS, the Parties intend to conduct discussions concerning a potential strategic partnership or other business relationship between Global Blue and Shift4 (the “Transaction”).

WHEREAS, the Parties recognize that, in order to further such discussions, they will exchange certain information relating to each of their respective businesses and operations that they deem confidential and proprietary and the Parties desire to protect such information pursuant to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. All information pertaining to the Discloser, including, without limitation, technical, commercial, financial, accounting, legal and administrative information, which has been or will be furnished to the Recipient or any of its directors, officers, employees, professional advisors or other representatives (together, and including any other party to whom the Discloser consents in writing to the Recipient disclosing Confidential Information, the “Representatives”), in any format, in writing or orally, by or on behalf of the Discloser or any of its respective Representatives in connection with the Transaction, together with all analyses, compilations, forecasts, studies or other documents prepared by Recipient or any of its Representatives which contain or reflect any of such information, shall be deemed “Confidential Information”.

2. The term “Confidential Information” shall not include information which:

(a) is now or hereafter comes into the public domain other than as a result of a breach of this Agreement by the Recipient or any of its Representatives; (b) is rightfully in the Recipient’s or any of its Representatives’ possession, as evidenced by written records, prior to the receipt of any information from or on behalf of the Discloser or any of its respective Representatives in connection with the Transaction; (c) is disclosed to the Recipient or any of its Representatives on a non-confidential basis by a third party that does not owe any duty of confidentiality to the Discloser regarding such information, such fact to be established by the Recipient; or (d) is the subject of a written permission to disclose provided by the Discloser.

3. The Recipient shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third person, except (i) to the Recipient’s Representatives who need to receive such Confidential Information to evaluate the Transaction or as may be required by law or regulation or legal or judicial process. The Recipient and its Representatives may use Confidential Information only to the extent required to accomplish the purposes of this Agreement and for no unauthorized purpose. To the extent required by law or regulation, the Recipient shall maintain a list of all of its Representatives who have received the Confidential Information and will share such list with the Discloser from time to time, as requested by the Discloser. For the avoidance of doubt, such list shall only be required to contain details of each entity to whom Confidential Information has been disclosed. All Confidential Information shall remain the property of the Discloser. The term “person” as used in this Agreement shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership, individual or other entity.

4. The Recipient will, to the extent permitted by law, notify the Discloser of any breach or threatened breach of this agreement promptly upon becoming aware of such breach or threatened breach.

5. Without the Discloser’s prior written consent, except as required by law or regulation or by legal or judicial process (as confirmed in writing (including e-mail) by legal counsel), neither the Recipient nor any of its Representatives will disclose to any third person the fact that an evaluation of the Transaction is occurring or has occurred, that Confidential Information is being or has been made available or that discussions or negotiations are occurring or have occurred concerning the Transaction, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof.

6. The Recipient shall be responsible for any breach by such Representatives of the provisions of this Agreement as if they were a party hereto (but excluding the provisions of paragraph 10).

7. At any time upon request by or on behalf of the Discloser, or if the Recipient shall determine not to proceed with the Transaction, the Recipient shall return or destroy (at its election), and shall cause each of its Representatives who have been provided with any Confidential Information to return or destroy (at their election), all written Confidential Information that was furnished to the Recipient by or on behalf of the Discloser and, unless otherwise required by law or regulation, the Recipient shall destroy, and shall cause each of its Representatives who have been provided with any Confidential Information to destroy, all analyses, compilations, forecasts, studies or other documents prepared by the Recipient or such Representatives which contain or reflect any of such information.

8. Notwithstanding any other provision of this Agreement, if the Recipient or any of its Representatives is compelled to disclose any Confidential Information pursuant to a valid order of a court or other governmental body or is otherwise required by law or regulation or legal or judicial process to disclose Confidential Information, the Recipient or such Representative may disclose such portion of the Confidential Information as the Recipient or such Representative is legally required to disclose in the opinion of counsel, provided that, so long as it is lawful to do so, the Recipient shall first give notice to the Discloser in order to allow the Discloser to obtain a protective order and shall use its commercially reasonable efforts to cooperate with the Discloser in connection therewith. The Recipient shall use its commercially reasonable efforts to ensure that any information so disclosed will be treated confidentially.

9. The Recipient shall not make contact with any directors, officers or employees of the Discloser or with any person who it is aware has a business relationship of any kind (whether under contract or in negotiation) with the Discloser, including, without limitation, suppliers, customers, distributors, landlords, tenants, licensors, licensees, agents, representatives, sub-contractors or advisors, other than (i) those contacted with the prior written consent of the Discloser or (ii) those with whom the Recipient is in contact in the normal and proper course of its ordinary business activities unconnected with the Transaction and not involving the use or disclosure of any Confidential Information or disclosure of any matter referred to in paragraph 5.

10. The Recipient acknowledges and agrees that none of the Discloser or any of its respective affiliates or any of their respective directors, officers, employees, advisers, agents or representatives (i) is making any representation or warranty as to the accuracy or completeness of any Confidential Information or any other information, or any other representation or warranty whatsoever concerning the Confidential Information or any other information; (ii) has any duty to update or supplement any Confidential Information; or (iii) accepts any responsibility or liability to the Recipient (including, without limitation, any liability in negligence) as to, or in relation to, the Confidential Information or the accuracy or completeness of the information contained or reflected in the Confidential Information.

11. This Agreement and all non-contractual obligations arising out of or in connection with it shall expire and cease to have any force or effect on the earlier of (i) the date of consummation of the Transaction or (ii) the second anniversary of the date hereof.

12. This Agreement (and any contractual and non-contractual rights and obligations arising out of or in connection with it) shall be construed in accordance with and governed in all respects by English law. For any dispute arising under this Agreement, the parties agree to the exclusive jurisdiction of the courts of England.

13. This Agreement is intended to be for the benefit of the Parties and any of them may seek enforcement of this Agreement. Notwithstanding the provisions of Contracts (Rights of Third Parties) Act 1999, no person who is not a party to this Agreement has any right to enforce any provision of this Agreement or otherwise has any right hereunder.

14. This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matters hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both Parties.

15. Each party hereto agrees that unless and until a definitive agreement between the parties (or their respective affiliates) with respect to the Transaction has been executed and delivered, neither party (or such affiliates) will be under any legal obligation of any kind whatsoever with respect to the Transaction by virtue of this Agreement, except for the matters specifically agreed in this Agreement. Without limiting the generality of the foregoing, the Discloser shall be entitled at any time to terminate any discussions or negotiations with the Recipient concerning the Transaction and/or to enter into a similar transaction with a third party without prior notice of any kind to the Recipient.

16. (a) The Recipient and each of its Representatives acknowledge that it is aware that applicable securities laws place certain restrictions on any person who has received, in respect of an issuer of securities, material, non-public information concerning the issuer and/or its affiliates with respect to purchasing or selling securities of such issuer or communication of such information to any other person, that the Confidential Information may be price sensitive information or otherwise constitute material, non-public information (“Inside Information”) and that the use and/or disclosure of such Inside Information may be regulated or prohibited by applicable law or regulation relating to insider dealing and market abuse or similar, including U.S. securities laws which prohibit any persons who have Inside Information from purchaser or selling securities of the relevant company or from communication such Inside Information to any person under circumstances in which it is reasonable foreseeable that such person is likely to purchaser or sell such securities in reliance upon such information. The Recipient acknowledges and agrees that it is aware of and understands such restrictions and that appropriate information barriers are and will remain in place so that neither it nor any of its affiliates use or disclose any of the Inside Information for any purpose that would contravene applicable insider dealing and/or market abuse law or regulation or for any unlawful purpose and undertakes that neither it nor any of its affiliates will use any of the Inside Information in such a way.

(b) Subject to paragraph 21(c) below, without limitation to the generality of paragraph 21(a) and without the prior written consent of the Discloser, the Recipient shall not, directly or indirectly, acquire, subscribe for or take either a direct or indirect ownership interest in any shares or other securities issued or to be issued, by the Discloser or any of its direct or indirect subsidiaries or do or omit to do any act as a result of which it or any person may acquire any direct or indirect interest in any shares or other securities, issued or to be issued, by the Discloser or its direct or indirect subsidiaries. The restrictions in this paragraph 21(b) shall apply from the date of this Agreement until the earliest of (i) 12 months following the date of this Agreement and (ii) the date on which the Confidential Information provided ceases to include Inside Information (i.e., is stale or has been made public).

(c) The restrictions in paragraph 21(b) will not apply:

(i) so as to prevent any advisers to the Recipient from taking any action in the normal course of that person’s investment or advisory business, provided such action is not taken by, on the instructions of, or otherwise in conjunction with or on behalf of, the Recipient or anyone else in receipt of Inside Information; or

(ii) so as to prevent the Recipient or any advisers or agents to the Recipient who have not been provided with Inside Information, from acquiring any company which holds, or is interested in, any securities to which the Inside Information relates except where the principal reason for the purchase is to acquire an interest in the Discloser or its affiliates; or

(iii) so as to prevent the Recipient or any advisers or agents to the Recipient who have not been provided with Inside Information, from acquiring on the relevant public exchange(s), directly or indirectly, any publicly traded class of securities of the Discloser or a member of its group, from time to time.

(d) Any waiver of the restrictions set forth in paragraph 21(b) above shall only be valid if it is in writing and signed by the Discloser. The Recipient hereby agrees and acknowledges that any Confidential Information provided pursuant to this Agreement shall be used only in connection with the proposed Transaction and not for any other purpose.

17. This Agreement shall benefit and be binding upon the parties hereto and their respective successors and assigns.

18. If any provision of this Agreement is found by a proper authority to be unenforceable, that provision shall be severed and the remainder of this Agreement will continue in full force and effect.

19. Nothing in this Agreement shall have the effect of limiting or restricting any liability arising as a result of fraud.

20. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

If the foregoing is acceptable to you, please countersign this Agreement in the space provided below and return a fully executed copy hereof to the Recipient. Upon such countersignature, this Agreement shall take effect as of the date first above written.

Agreed and accepted:

Global Blue Group Holding AG

/s/ Thomas Farley
Name: Thomas Farley

Date: Nov. 6, 2024

Shift4 Payments Inc.

By:	/s/ Taylor Lauber
Authorized Signatory